SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 1, 2001

CYBERCASH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27470	54-1725021
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Reston Parkway
Reston, Virginia 20191

(Address of principal executive offices) (Zip Code)

(703) 620-4200

(Registrant’s telephone number)

Item 3. Bankruptcy or Receivership.

      On March 2, 2001, CyberCash, Inc. (“CyberCash”) and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware. In re: CyberCash, Inc., et.al., Case Nos. 01-00622 (MFW) through 01-00624 (MFW) (Bankr. D. Del.) March 2, 2001.

Item 5. Other Events.

      On March 1, 2001, CyberCash entered into an Asset Purchase Agreement with Network 1 Financial Corporation (“Network 1”) pursuant to which Network 1 will purchase substantially all of CyberCash’s assets through a sale consummated under the Bankruptcy Code. A copy of the Asset Purchase Agreement is attached as Exhibit 2.1. If the transactions currently contemplated by the Asset Purchase Agreement are consummated, CyberCash anticipates it will be able to repay all of its creditors. The amount of proceeds from the asset sale available for distribution to holders of CyberCash’s equity securities cannot be determined at this time.

      In connection with executing the Asset Purchase Agreement, CyberCash and Network 1 entered into a Termination Agreement dated March 1, 2001 pursuant to which the parties terminated the Agreement and Plan of Merger dated December 13, 2000. A copy of the Termination Agreement is attached as Exhibit 2.2.

      On March 2, 2001, CyberCash issued a press release announcing the bankruptcy filing, the signing of the Asset Purchase Agreement and the termination of the Agreement and Plan of Merger. A copy of the press release is attached as Exhibit 99.1.

      On March 2, 2001, the Nasdaq National Market halted trading of CyberCash’s common stock.

Item 7. Financial Statements and Exhibits.

Exhibits.
2.1	Asset Purchase Agreement dated March 1, 2001 by and between CyberCash, Inc. and Network 1 Financial Corporation

2.2	Termination Agreement dated March 1, 2001 by and between CyberCash, Inc. and Network 1 Financial Corporation

99.1	Press release dated March 2, 2001

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 19, 2001	CyberCash, Inc.

/s/ John H. Karnes

By: John H. Karnes Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

2.1	Asset Purchase Agreement dated March 1, 2001 by and between CyberCash, Inc. and Network 1 Financial Corporation

2.2	Termination Agreement dated March 1, 2001 by and between CyberCash, Inc. and Network 1 Financial Corporation

99.1	Press release dated March 2, 2001